Exhibit 99.1

urban-gro, Inc. to Continue Expanding Professional Services Capabilities to Meet Strong Demand with Acquisition of TX-based Engineering Firm, DVO, Inc.

Bolsters Engineering Solutions by Adding Over 20 Individuals with Significant CEA and Industrial Experience

Highly Accretive and Synergistic Transaction Expected to Bring Immediate Incremental Revenue and Margin Opportunities

LAFAYETTE, Colo., October 13, 2022 – www.urban-gro.com (Nasdaq: UGRO) (“urban-gro” or the “Company”), an integrated professional services and design-build firm offering solutions to the Controlled Environment Agriculture (“CEA”) and Commercial sectors, today announced it has signed a binding letter of intent (“LOI”) to acquire Dawson Van Orden, Inc. (“DVO”), a world-class engineering firm with significant experience in indoor CEA.

In addition to mechanical, electrical, and plumbing (“MEP”) engineering services, the acquisition of the 24-person, Texas-based firm will add fire protection engineering expertise and further urban-gro’s industrial architecture capabilities. The enhancement of these offerings is expected to create new opportunities, as well as build upon DVO’s existing contracts and clients in the indoor CEA and industrial sectors.

Bradley Nattrass, Chairman and CEO of urban-gro, commented, “The addition of DVO represents an extraordinary opportunity to add depth and breadth of indoor CEA engineering expertise to our professional services offering. While this accretive and synergistic transaction increases our professional services revenues and margins along with future opportunities to leverage their existing clients, it also immediately adds a deep bench of talent and an engineering leadership structure to scale and meet the rising demand for our turnkey design build solutions. Furthermore, I’m excited about the opportunity to continue strengthening our presence in Texas, as we expect the state to be an influential future business opportunity as Cannabis legalization is considered.”

The Company will fund the $7.25 million transaction, which includes a contingent consideration of up to $1.1 million paid in cash or equity at the Company’s discretion, through a combination of $1.3 million in cash, a seller’s note of $3.8 million paid out over four quarters, and $1.1 million of UGRO common stock at a pre-set price of $4 per share. DVO generated approximately $5.5 million of revenue and greater than 20% EBITDA in the trailing twelve-month period ended September 30, 2022. The Company expects to close the acquisition in the fourth quarter 2022 with the acquisition being accretive to earnings in its current fiscal year.

About urban-gro, Inc.

urban-gro, Inc.® (Nasdaq: UGRO) is an integrated professional services and design-build firm. We offer value-added architectural, engineering, and construction management solutions to the Controlled Environment Agriculture (“CEA”), industrial, healthcare, and other commercial sectors. Innovation, collaboration, and creativity drive our team to provide exceptional customer experiences. With offices across North American and in Europe, we deliver Your Vision – Built. Learn more by visiting www.urban-gro.com.

Investor Contacts:

Dan Droller: urban-gro, Inc.

EVP Corporate Development & Investor Relations

-or-

Jeff Sonnek: ICR, Inc.

(720) 730-8160

investors@urban-gro.com

Media Contact:

Mark Sinclair – MATTIO Communications

(650) 269-9530

urbangro@mattio.com

The information in this press release may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical or current fact, are statements that could be deemed forward-looking statements, including, without limitation, statements relating to the binding letter of intent discussed above. Forward-looking statements are based on the current beliefs, assumptions, and expectations of management and current market conditions. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. We cannot assure you that the transaction described in the press release will close or that the terms will not be revised in definitive agreements if such transaction does close. The transaction is subject to approval requirements, due diligence review and other various risks and uncertainties, including, but not limited to our ability to consummate the transaction, to successfully integrate the DVO assets being purchased as well as those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission. The statements regarding the binding term sheet and the transaction described in this press release including opinions expressed that such transaction, if consummated, will be accretive, synergistic and/or improve revenues or margin metrics are forward-looking statements. Please refer to disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission for information concerning risks, uncertainties, and other factors that may affect future results.